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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange
            Act of 1934, Section 17(a) of the Public Utility Holding
                             Company Act of 1935 or
               Section 30(t) of the Investment Company Act of 1940

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                    1. Name and Address of Reporting Person*

                               Zwebner Michael J.
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                             (Last) (First) (Middle)


                       16 Melvin Hall - Golders Green Rd.
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                                    (Street)

                      London               United Kingdom
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                      (City)       (State)           (Zip)
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         2. Date of Event Requiring Statement (Month/Day/Year) 11/01/01
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   3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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                   4. Issuer Name and Ticker or Trading Symbol
                  Universal Communication Systems, Inc. - USCI
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

                  5. Relationship of Reporting Person to Issuer
                             (Check all applicable)


      [x]  Director                            [ ] 10%  Owner
      [x]  Officer  (give  title  below)       [ ] Other (specify below)


                      Chairman and Chief Executive Officer
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 6. If Amendment, Date of Original (Month/Day/Year)
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 7. Individual or Joint/Group Filing (Check applicable line)

     [x] Form Filed by One Reporting Person
     [ ] Form Filed by More than One Reporting Person
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          Table I - Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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


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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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
Explanation of Responses:

/s/Michael J. Zwebner                                  06/03/02
----------------------                                ------------
 **Signature of Reporting Person                        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See l8 U.S.C. 1001 and l5 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must he manually signed. If space provided is insufficient, see Instruction 6 for procedure.




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